Exhibit 4.8

REAL PROPERTY LEASE AGREEMENT

Landlord: [Party A]

Tenant: Cordyceps Sunshine Biotech Holdings Co., Ltd. Taiwan Branch [Party B]

This Lease Agreement is entered into by and between the parties hereto in connection with the lease of real property, and the parties agree to the following terms and conditions:

Leased Premises Address:

No. 118, Sanfeng Central Street, Sanmin District, Kaohsiung City, Taiwan

Lease Term:
From: April 1st of 2023
To: April 30th of 2026.

Rent:

●	From April 1, 2023 to April 30, 2023: rent-free period for decoration and move-in.

●	From May 1, 2023 to April 30, 2024: monthly rent shall be NT$35,000.

●	From May 1, 2024 to April 30, 2026: rent shall be paid quarterly at NT$102,000 every three months.

(Party B shall withhold rental income tax and supplemental National Health Insurance premium from the monthly rent in accordance with the law, and provide withholding certificates and payment receipts to Party A at year-end for tax reporting purposes.)

Rent Payment Schedule, Location, and Method:

●	The first month’s rent shall be paid on the contract signing date.

●	Thereafter, on May 1, 2023, Party B shall provide Party A with eleven rental checks, each for NT$35,000, to cover monthly rent from May 2023 through March 2024.

●	Beginning May 1, 2024, Party B shall provide Party A with four checks annually, each for NT$102,000, dated:

o	May 1

o	August 1

o	November 1

o	February 1

Security Deposit:

●	A security deposit of NT$70,000 shall be paid on the contract signing date.

●	Party A shall return the full amount to Party B without interest upon termination of the lease and Party B’s vacating of the premises.

●	However, in the event Party B owes unpaid rent or other charges, Party A may deduct such amounts from the deposit.

Special Provisions:

i. The leased premises shall be used solely for business purposes. Party B shall not change the usage without prior written consent from Party A.

ii. Party B may sublease the leased premises to other companies within its corporate group. The lease term and terms of the sublease shall be governed by this agreement.

iii. Party B shall not construct buildings or install additional structures on any vacant land surrounding the leased premises.

iv. If Party B wishes to install, alter, or decorate the leased premises for convenience or aesthetic purposes, Party B must obtain Party A’s prior written consent and shall bear all associated costs. Such alterations must not damage the structural integrity of the premises. Party B shall be liable for any damage caused.

v. Party B shall exercise the duty of care of a good administrator in the use and maintenance of the premises. In case of damage or loss due to negligence, Party B shall repair or compensate for the damage at its own expense. Party B shall not store any explosive, hazardous, or prohibited items on the premises.

vi. Party A shall be responsible for repairing any damage caused by roof leaks, natural wear and tear, force majeure, or other incidents not attributable to Party B.

vii. In the event of a property ownership dispute involving the leased premises, Party A shall be solely responsible for resolving the issue. If Party B suffers loss as a result, Party A shall provide compensation.

viii. During the lease term, all property taxes related to the leased premises shall be borne by Party A. Utilities (water, electricity) and business-related taxes incurred by Party B shall be borne by Party B.

ix. If either party wishes to terminate the lease early for statutory reasons, they must provide at least one month’s notice and shall pay the other party a penalty equivalent to two months’ rent.

x. Both parties shall notify the other no later than two months before the lease term expires regarding whether to renew the lease.

xi. If Party B fails to pay rent for more than two months, Party A may terminate the lease and reclaim the premises. Party A may seek compensation for any resulting damages, and Party B shall not object.

xii. Upon lease termination or early termination, if Party B leaves any furniture or items in the premises and fails to remove them, such items shall be deemed abandoned and may be disposed of by Party A without objection from Party B.

xiii. Matters not covered in this agreement shall be governed by the Civil Code and the Land Act.

xiv. Both parties agree that in the event of any dispute arising from this lease, the competent court shall be the district court having jurisdiction over the location of the leased premises.

xv. This agreement is executed in three copies: two for Party A and one for Party B.

Executed by:

Party A:

ID No.:
Phone:
Address:

Party B:
British Cayman Islands Company Cordyceps Sunshine Biotech Holdings, Taiwan Branch
Representative: Szu Hao Huang
Tax ID No.: 90412974
Address: 6F, No. 15, Ln. 548, Ruiguang Rd., Neihu Dist., Taipei City
Phone: (02) 2748-9091

Date: